SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

NATIONAL HEALTH INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

(Address of principal executive offices)

(615) 890-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Convertible Senior Notes

On March 28, 2014, National Health Investors, Inc. (the “Company”) completed the registered public offering (the “Offering”) of $200 million aggregate principal amount of its 3.25% Convertible Senior Notes due 2021 (the “Notes”) including the underwriters’ exercise in full of their over-allotment option of $25 million aggregate principal amount of the Notes pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated March 19, 2014, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

The Notes will bear interest at a rate equal to 3.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014. The conversion rate will initially equal 13.9260 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $71.81 per share of common stock, representing an approximate 20% conversion premium based on the closing price of the Company’s common stock of $59.84 per share on March 19, 2014. The initial conversion rate is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. The Notes will mature on April 1, 2021.

The Company issued the Notes under an Indenture dated March 25, 2014 (the “Base Indenture”) by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and a First Supplemental Indenture dated March 25, 2014 (the “First Supplemental Indenture”) by and between the Company and the Trustee (the Base Indenture, as so amended and supplemented by the First Supplemental Indenture, the “Indenture”). The description herein of the Base Indenture and the First Supplemental Indenture is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Base Indenture and the First Supplemental Indenture filed as Exhibits 4.1 and 4.2, respectively, to this report. The terms of the Notes issued pursuant to the Indenture are described in the section of the Prospectus Supplement relating to the Notes entitled “Description of the Notes,” which is incorporated herein by reference.

The Company intends to use the net proceeds of the Offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

Amended Credit Agreement

Effective as of March 27, 2014, the Company entered into that certain Third Amended and Restated Credit Agreement between the Company and the lenders from time to time party thereto, as lenders, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and Issuing Bank under the Facilities, JPMorgan Chase Bank, N.A., and Bank of America, N.A., each as a Co-Syndication Agent under the Revolving Credit Facility, Key Bank, National Association and Capital One, National Association, each as a Co-Syndication Agent under the Term A-4 Facility, Bank of Montreal (acting under its trade name BMO Capital Markets), Capital One, National Association, Key Bank, National Association, and Regions Bank, each as a Co-Documentation Agent under the Revolving Credit Facility, Wells Fargo Securities, LLC, Bank of Montreal (acting under its trade name BMO Capital Markets),and Key Bank, National Association, each as a Joint Lead Arranger and Joint Bookrunner under the Facilities, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, LLC, each as a Joint Lead Arranger and Joint Bookrunner under the Revolving Credit Facility, and Capital One, National Association, as Joint Lead Arranger and Joint Bookrunner under the Term A-4 Facility (the “Amended Credit Agreement”). Any capitalized terms not specifically defined herein shall have the meaning ascribed to them in the Amended Credit Agreement.

The Amended Credit Agreement provides for a $700 million unsecured credit facility that includes a $450 million revolving credit facility, maturing in 2019 (inclusive of an embedded 1-year extension option), a new $130 million term loan, maturing in 2020, and existing $120 million term loans, maturing in 2020. The facility includes an uncommitted incremental facility feature allowing for an additional $130 million of borrowings. At closing, the new facilities replaced smaller credit facilities that originated on June 30, 2013 and provided for $370 million of total commitments. Interest rates are determined with reference to the Company’s consolidated leverage ratio, and at the Company’s option range from:

•	for revolving loans, 125-175 basis points over LIBOR, or 25-75 basis points over the highest of the prime rate, the federal funds rate plus 50 basis points, and LIBOR, and

•	for term loans, 150-200 basis points over LIBOR or 50-100 basis points over the highest of the prime rate, the federal funds rate plus 50 basis points, and LIBOR.

The amended facilities are available to, among other things, fund future acquisitions, and other working capital needs, and general corporate purposes.

The description herein of the Amended Credit Agreement is qualified in its entirety, and the terms therein are incorporated herein by reference to the Amended Credit Agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above under the section “Convertible Senior Notes” and is incorporated herein by reference.

The information required by Item 2.03 relating to the Amended Credit Agreement is contained in Item 1.01 above under the section “Amended Credit Agreement” and is incorporated herein by reference.

Item 8.01. Other Events

Risk Factors

The Company is filing the below risk factors for the purpose of updating the risk factor disclosure contained in its public filings, including those discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 18, 2014. All references to “we,” “our,” “us,” “the Company” and “NHI” in the following risk factors mean National Health Investors, Inc. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company. Any capitalized terms not specifically defined herein shall have the meaning ascribed to them in the Company’s prospectus supplement filed with the Securities and Exchange Commission on March 20, 2014 (the “Prospectus Supplement”).

Risks Related to the Notes and to the Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our common stock. We cannot, however, predict whether the market price of our common stock will rise or fall or whether the volatility of our common stock will continue at its historical level. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our common stock.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the notes. In addition, we are a parent company that conducts substantially all of its operations through its subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries which typically own our real estate investments that generate our underlying cash flows and distribute cash flows to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors and preferred stockholders of these subsidiaries, including trade creditors. As a result, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of December 31, 2013, the notes would have been structurally subordinated to approximately $80.1 million of indebtedness and other liabilities of our subsidiaries to third parties (excluding trade payables).

Substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the notes. The ability of our subsidiaries to make funds available to us for payment on the notes is subject to their satisfaction of any senior obligations of the subsidiaries or other restrictions. We cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate.

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We currently have and, after this offering, will continue to have a significant amount of indebtedness to lenders who have provided financing for our real estate investments. As of December 31, 2013, our total consolidated indebtedness was approximately $617.1 million (excluding trade payables and unfunded commitments). The existence of indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the notes.

Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, our strategic growth initiatives and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	constrain us from exploiting business opportunities;

•	place us at a competitive disadvantage compared to those of our competitors that may have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the agreements that govern our current indebtedness contain, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. If we failed to comply with those or other covenants, the potential resulting event of default, if not cured or waived, could result in the acceleration of all of our debt.

In the future, we and our subsidiaries may be able to incur substantially more indebtedness. This could further increase the risks associated with having a leveraged balance sheet.

We and our subsidiaries may be able to incur additional indebtedness in the future, including pursuant to a capital markets transaction such as a notes offering as well as secured indebtedness that will be structurally senior to the notes. Furthermore, the Base Indenture (as amended or supplemented) governing the terms of the notes will not limit the amount of debt that we or our subsidiaries may issue or incur. Adding additional indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes. In particular, we are currently seeking to expand our revolving credit facility and negotiate a $125 million term loan, however no assurance can be given that we will be successful in doing so.

Servicing our debt requires a significant amount of cash, and in the future we may not have sufficient cash flow from our business to pay our indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes are not protected by restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The Base Indenture (as amended or supplemented) governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the Base Indenture (as amended or supplemented) will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under the captions “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” “Description of the Notes—Consolidation, Merger and Sale of Assets” and “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” in the Prospectus Supplement, we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the repurchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent and future regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement this strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock), including Rule 201 of SEC Regulation SHO, the Financial Industry Regulatory Authority, Inc.’s, or FINRA, “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of securities for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Past regulatory actions, including emergency actions or regulations have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could similarly adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely effected.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common shares of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets.

The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the Base Indenture (as amended or supplemented), in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under the caption “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” in the Prospectus Supplement), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the Base Indenture (as amended or supplemented) is limited to certain enumerated transactions. As a result, the fundamental change provision of the Base Indenture (as amended or supplemented) will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such make-whole fundamental change, as described under the caption “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change” in the Prospectus Supplement.

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common stock in the make-whole fundamental change is greater than $130.00 per share or less than $59.84 per share (in each case, subject to adjustment in accordance with the Base Indenture (as amended or supplemented)), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 16.7112 shares of common stock per $1,000 principal amount of notes, subject to adjustments in accordance with the Base Indenture (as amended or supplemented).

Furthermore, the definition of make-whole fundamental change contained in the Base Indenture (as amended or supplemented) is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the Base Indenture (as amended or supplemented) will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions may not trigger a make-whole fundamental change, but could still significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under the caption “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” in the Prospectus Supplement. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. In addition, upon conversion of the notes, unless we elect to settle the conversion entirely in shares of our common stock, we will be required to make cash payments in respect of the notes being converted. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor or to make cash payments on the notes being converted and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority, by the agreements governing our other indebtedness outstanding at the time or by restrictions, pursuant to any applicable agreements governing our indebtedness or otherwise, on the ability of our subsidiaries to make distributions to us. If we fail to pay the fundamental change purchase price when due, or fail to pay any amount of cash due upon conversion within five business days of its due date, we will be in default under the Base Indenture (as amended or supplemented) governing the notes. A default under the Base Indenture (as amended or supplemented) or the fundamental change itself could also constitute a default under the agreements governing our other existing and future indebtedness which would further restrict our ability to make required payments under the notes. In particular, the occurrence of certain events that would constitute a fundamental change would also constitute an event of default under our existing credit agreements.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters may cease their market-making at any time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were a payment event of default under any of the agreements relating to our outstanding indebtedness or an acceleration of such indebtedness, in each case in respect of indebtedness having an aggregate principal amount of more than $10 million, the holders of the notes could declare all amounts outstanding under the notes to be immediately due and payable. We cannot assure you that our cash flows or assets would be sufficient to fully repay the notes and our other outstanding indebtedness.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition.

If one of the conversion contingencies is triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See the discussion under the caption “Description of the Notes—Conversion Rights” in the Prospectus Supplement. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of common stock, we would be required to settle a portion of or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity and various aspects of our business (including our credit ratings and the trading price of the notes).

The conditional conversion feature of the notes could result in your receiving less than the value of the cash, shares of common stock or the cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible.

Prior to October 1, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, shares of common stock or combination of cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes may also adversely affect the trading price of the notes and your ability to resell the notes.

The settlement feature of the notes may have adverse consequences.

The settlement feature of the notes, as described under the caption “Description of the Notes—Conversion Rights—Settlement Upon Conversion” in the Prospectus Supplement, may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

That is, unless we elect to settle the conversion entirely in shares of our common stock, upon conversion of the notes, you will, at our election, receive cash, or a combination of cash and shares of our common stock, based upon the volume weighted average prices of our common stock for each of the 20 trading days during the applicable cash settlement averaging period. As described under the caption “Description of the Notes—Conversion Rights—Settlement Upon Conversion” in the Prospectus Supplement, this period means, for notes with a conversion date occurring on or after the 25th scheduled trading day before the maturity date, the 20 consecutive trading-day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date (or, if such scheduled trading day is not a trading day, the immediately following trading day), and in all other instances, the 20 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. Furthermore, because we may settle all or a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity. See the discussion under the caption “Description of the Notes—Conversion Rights—Settlement Upon Conversion” in the Prospectus Supplement.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of our common stock, and, in turn, the notes.

Subject to lock-up provisions described under the caption “Underwriting” in the Prospectus Supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. See the discussion under the caption “Underwriting” in the Prospectus Supplement. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion or exercise of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of shares of our common stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our common stock or the notes. In addition, the anticipated issuance and sale of substantial amounts of common stock or the anticipated conversion or exercise of securities into shares of our common stock could depress the price of our common stock.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008 (and effective for fiscal years beginning after December 15, 2008), the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we refer to as FSP APB 14-1 (and which subsequently was included under FASB Accounting Standards Codification Section, or ASC, 470-20, Debt with Conversion and other Options). Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of equity on our consolidated balance sheets and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the accretion of the discounted carrying value of the notes to their face amount over the term of the notes. This could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes. In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. Nor can we be sure that we will continue to qualify for the use of the treasury stock method under generally accepted accounting principles, which require us to demonstrate the financial ability to settle the notes in cash. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected which would likely negatively impact the trading price of the notes and our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligations include shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), until the time at which they become record holders of our common stock, which, if we deliver shares of common stock as part of our conversion obligation, will, if we elect to satisfy our conversion obligation by delivering solely shares of common stock, be the close of business on the conversion date, and otherwise will generally be the close of business on the last trading day of the applicable cash settlement averaging period, but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of our common stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our common stock. In addition, because of the conditional conversion, and the settlement features of the notes, which would permit us to satisfy our obligation upon conversion solely in cash, should we elect to do so, you may not be able to convert your notes until October 1, 2020 and you may not receive any shares upon conversion.

Certain provisions in the notes and the Base Indenture (as amended or supplemented) could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the Base Indenture (as amended or supplemented) could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. Our obligations under the notes and the Base Indenture (as amended or supplemented) could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

We have not established a minimum dividend payment on our common stock and no assurance can be given that we will be able to make dividend payments to our stockholders in the future at current levels or at all.

We are generally required to distribute to our stockholders at least 90% of our taxable income each year for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum dividend payment on our common stock, and our ability to make dividend payments may be adversely affected by a number of factors, including the risk factors contained in or incorporated by reference into the Prospectus Supplement and the prospectus accompanying the Prospectus Supplement (the “Base Prospectus”). Although we have made, and anticipate continuing to make, quarterly dividend payments to our stockholders, our Board of Directors has the sole discretion to determine the timing, form and amount of any future dividend payments to our stockholders, and such determination will depend on our earnings, financial condition, debt covenants, maintenance of our REIT qualification and other factors as our Board of Directors may deem relevant from time to time. As a result, no assurance can be given that we will be able to continue to make dividend payments to our stockholders in the future or that the level of any future dividend payments we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could have a material adverse effect on us.

In addition, dividend payments that we make to our stockholders are generally taxable to our stockholders as ordinary income. However, a portion of our dividend payments may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Ownership limitations in our charter may impair the ability of holders to convert notes into our common stock.

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our charter restricts ownership of more than 7.5%, in number or value, of our outstanding shares of common stock, other than for certain excepted holders, pursuant to an agreement with our Board of Directors. Notwithstanding any other provision of the notes, no holder of notes will be entitled to receive common stock following conversion of such notes to the extent that receipt of such common stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limit contained in our charter. See the discussion under the caption “Description of Capital Stock—Restrictions on Ownership and Transfer” in the Base Prospectus. If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial or constructive owner of more than 7.5% (by number or value) of the shares of common stock outstanding at such time. See the discussion under the caption “Federal Income Tax Considerations and Consequences of Your Investment” in the Base Prospectus.

We will not be able to deliver our common stock, even if we would otherwise choose to do so, to any holder of notes if the delivery of our common stock would cause that holder to exceed the ownership limits described above.

Risks Related to Taxation

Certain of the possible adjustments to the conversion rate may result in a deemed distribution from us to a holder of a note that will be taxable even though the holder does not receive a corresponding distribution of cash.

The conversion rate of the notes is subject to adjustment under certain circumstances. If certain of the possible adjustments to the conversion rate of the notes are made, a holder may be deemed to have received a taxable distribution from us even though the holder does not receive a corresponding distribution of cash. A deemed distribution to a non-United States holder (as defined under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement) may be subject to U.S. federal withholding tax, which may be set off against subsequent payments of cash and common stock. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

The tax consequences of a conversion of notes for a combination of cash and shares of our common stock are unclear.

The amount of gain or loss that may be recognized upon a conversion of notes for a combination of cash and shares of our common stock is unclear. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

We may choose to pay dividends in our own stock possibly requiring our stockholders to pay taxes in excess of the cash dividends they receive.

Although we have no current intention to do so, we may in the future distribute taxable dividends payable either in cash or shares of our stock at the election of each stockholder, but subject to a limitation on the amount of cash that may be distributed. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend, whether received as cash or shares of our common stock, as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Title

4.1	Indenture, dated as of March 25, 2014, between National Health Investors, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	First Supplemental Indenture, dated as of March 25, 2014, to the Indenture, dated as of March 25, 2014, between National Health Investors, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

5.1	Opinion of Locke Lord LLP

5.2	Opinion of Venable LLP

10.1	Third Amended And Restated Credit Agreement dated as of March 27, 2014, by and among National Health Investors, Inc., each Lender From time to time party thereto, and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, the Swing Line Lender and the Issuing Bank

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto)

23.2	Consent of Venable LLP (included in Exhibit 5.2 hereto)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

Date: March 31, 2014	By:	/s/ J. Justin Hutchens

J. Justin Hutchens
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of March 25, 2014, between National Health Investors, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	First Supplemental Indenture, dated as of March 25, 2014, to the Indenture, dated as of March 25, 2014, between National Health Investors, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

5.1	Opinion of Locke Lord LLP

5.2	Opinion of Venable LLP

10.1	Third Amended And Restated Credit Agreement dated as of March 27, 2014, by and among National Health Investors, Inc., each Lender From time to time party thereto, and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, the Swing Line Lender and the Issuing Bank

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 hereto)

23.2	Consent of Venable LLP (included in Exhibit 5.2 hereto)